Exhibit 99.1
Intensity Therapeutics, Inc. Announces Pricing of $4 Million Registered Direct Offering of Common Stock
SHELTON, Conn., October 31, 2025 -- Intensity Therapeutics, Inc. (Nasdaq: INTS) (“Intensity” or the “Company”), a late-stage clinical biotechnology company focused on the discovery and development of novel intratumoral cancer therapies that are designed to kill tumors and increase immune system recognition of cancers using its proprietary non-covalent conjugation technology, today announced that it has entered into a securities purchase agreement with a new long-term fundamental investor for the purchase and sale of 5,000,000 shares of common stock at a purchase price of $0.80 per share, in a registered direct offering, for gross proceeds of approximately $4 million, before deducting placement agent commissions and other offering expenses. The offering is expected to close on or about November 3, 2025, subject to the satisfaction of customary closing conditions.
The Company expects to use the net proceeds from the offering for the advancement of their clinical trials, working capital and general corporate purposes. Upon closing of the offering, the Company expects it will have cash runway until the end of the first quarter of 2027.
A.G.P./Alliance Global Partners is acting as the sole placement connection with the offering.
This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333- 280681) which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 11, 2024. The offering is being made only by means of a prospectus which is part of the effective registration statement. A prospectus supplement and the accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Additionally, when available, electronic copies of the prospectus supplement and the accompanying base prospectus may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Intensity

Intensity is a late-stage clinical biotechnology company whose novel engineered chemistry enables aqueous cytotoxic-containing drug formulations to mix and saturate a tumor's dense, high-fat, pressurized environment following direct intratumoral injection. As a result of the saturation, Intensity's clinical trials have demonstrated the ability of INT230-6 to kill tumors and elicit an adaptive immune response within days of injection, representing a new approach to cancer cell death that holds the potential to shift the treatment paradigm and turn many deadly cancers into chronic diseases even for malignancies that do not respond to conventional immunotherapy. Intensity has completed two clinical studies that enrolled over 200 patients using INT230-6: a Phase 1/2 dose escalation study in metastatic cancers including sarcomas (NCT03058289), and a Phase 2 randomized control clinical trial in locally advanced breast cancer (the "INVINCIBLE-2 Study") (NCT04781725) in women without undergoing chemotherapy prior to their surgery. The Company initiated a Phase 3 trial in soft tissue sarcoma (the "INVINCIBLE-3 Study") (NCT06263231), testing INT230-6 as second or third-line monotherapy compared to the standard of care ("SOC") with overall survival as an endpoint. Intensity also initiated a Phase 2 study in collaboration with The Swiss Group for Clinical Cancer Research, formerly SAKK, now the Swiss Cancer Institute (the "INVINCIBLE-4 Study") (NCT06358573) as part of a Phase 2/3 program evaluating INT230-6 followed by the SOC immunochemotherapy and the SOC alone for patients with presurgical triple-negative breast cancer. Pathological complete response ("pCR") is the endpoint. For more information about Intensity, including publications, papers, and posters about its novel approach to cancer therapeutics, visit www.intensitytherapeutics.com or review our SEC filings.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the Company's anticipated use of proceeds, expected cash runway and the closing of the offering. When or if used in this communication, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to the Company or its management, may identify forward-looking statements. The forward-looking statements contained in this press release are based on management's current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions, and expectations disclosed in, or implied by, the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include: the risk that the offering may not close, and other risks described in the section entitled "Risk Factors" in the prospectus supplement and in the Company's SEC ﬁlings, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management's current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor Relations Contact:

Justin Kulik
Justin@coreir.com
CORE IR
(516) 222-2560
Media Contact:

Matt Cossel
CORE IR
pr@coreir.com